==============================================================================

                                 SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934


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Check the appropriate box:

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[ ]      Confidential, for Use of the Commission Only (as permitted by Rule
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         240.14a-12


                          RJR Nabisco Holdings Corp.

               (Name of Registrant as Specified In Its Charter)

                          RJR Nabisco Holdings Corp.

                  (Name of Person(s) Filing Proxy Statement)

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         (1)   Title of each class of securities to which transaction applies:

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         (3)   Per unit price or other underlying value of transaction
               computed pursuant to Exchange Act Rule 0-11:

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[ ]      Check box if any part of the fee is offset as provided by Exchange
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==============================================================================

WINSTON-SALEM JOURNAL                        Thursday, April 4, 1996


                         Brooke Group says it expects
                        poor financial results for '95

                               By David Weidner
                                 Journal Business Reporter

         Brooke Group Ltd., the company controlled by Bennett S. LeBow, said it will post dismal financial results this year, an announcement that is likely to further dampen LeBow's efforts to take over RJR Nabisco Holdings Corp.

         In a filing with the Securities and Exchange Commission, Brooke reported that it expects to lose $32 million in the fiscal 1995 when the company files its year-end results. The company had a net income of $109 million in 1994 after it sold two of its most profitable businesses.

         Analysts said that the results will only hurt LeBow's chances of taking control of RJR Nabisco in a shareholder election April 17.

         James Kevany, the president and chief executive of the Sussex Capital Investments in New York, said that as LeBow's company continues to post losses, many undecided investors will side with current management.

         "This is no surprise," said Kevany, who has tracked Brooke Group's performance in the past year.

         "Any intelligent investor can sum up the situation based on the track record of these executives. We've come to a point where it's a credibility factor."

         Brooke Group, based in Miami, also took a charge of $8 million and reported an operating loss of $15 million, according to the filing.

         The company reported an operating loss of $18 million in 1994.

         The company spun off the international division of Western Union and SkyBox International Inc., two years ago. The spinoffs helped raise money that pulled other Brooke Group companies out of bankruptcy protection and replenished an employee retirement fund.

         Tuesday's filing, called an NT 10K, is a notice to the SEC that Brooke Group will file its year-end financial results late. Brooke Group is the holding company for Liggett Group Inc., which produces such cigarettes an Chesterfield, Lark and Eve. Liggett is based in Durham.

         Brooke Group did not return phone calls seeking comment about the filing.

         Last week a Brooke Group spokesman said that Brooke was outperforming RJR Nabisco in terms of its returns to shareholders.

         LeBow, along with investor Carl C. Icahn, has purchased 6.6 percent of the stock of RJR Nabisco. The investors hope to gain control of the company by electing its candidates to the board of directors.

         Icahn and LeBow have criticized RJR Nabisco for its declining cigarette market share and hesitance to spin off Nabisco, a move that LeBow and Icahn say would drive up the price of RJR Nabisco stock by 60 percent.

         Kevany said that many large investors are disappointed by LeBow's candidates and by RJR Nabisco's current management.

         Managers of some large investment funds have explored voting for a combination of the nominees. But Kevany warned against such a move.

         "They need to get this behind them," he said. "The meeting is on the 17th. The cards are falling in management's favor."

==============================================================================


             WINSTON-SALEM JOURNAL - MONDAY, MARCH 25, 1996 pg. B3


            LeBow has filtered money out of Liggett - and it shows


                                 UP IN SMOKE?
By David Weidner
   Journal Business Reporter

Durham -- At first glance, the City of Medicine still looks a lot like a tobacco town. Its downtown is lined with tobacco factories, warehouses and smokestacks bearing the names of cigarettes.

               But a closer look at the city's architecture makes it apparent that tobacco is more history than economy here. Factories have become restaurants, warehouses have been turned into apartments, and the smokestacks have become homes for pigeons.

               Robert Mack is a 25-year employee at the city's last tobacco company, Liggett Group Inc. Mack, the president of the local Bakery Confectionary and Tobacco Workers Union, said that many employees wonder if the company will be around in 1997. On Thursday, the Company announced that it has scheduled a weeklong layoff for the week of April 7.

               "I believe we have a presence, but it's not as strong as it was in the past," Mack said. "I think the community wants to keep us open and in business."

               An industry that used to employ thousands now employs only 650 people at Liggett. Those jobs, too, appear to be in jeopardy as Liggett owner Bennett S. LeBow attempts to gain control of RJR Nabisco Holdings Corp.

               Liggett's warehouses are filling up with excess inventory of brands such as Chesterfield, Lark, L&M and Eve, and many production workers fret that their hours will be cut further and that their jobs could be next.

               It wasn't always this way.

               LeBow bought Liggett from GrandMet USA in 1986 for $137 million and immediately focused the company on selling generic less expensive brands. Though generic brands were less than 10 percent of the market, Liggett held nearly 13 percent of that total, according to the Maxwell Consumer Report.

               Value brands are cigarettes with a higher waste content than premium brands. Premium-brand cigarettes use only the leafy part of the tobacco plant. Value brands add chopped stems and pulp to the mix.

               Jack C. Maxwell, a tobacco analyst with Wheat First Butcher Singer in Richmond, said that at first, LeBow's focus on value brands helped keep Liggett profitable at a time of intense competition in the industry.

               "That was his business, and when value brands were strong, business was strong for Liggett," he said.

               Liggett prospered in the first five years that it was owned by Lebow. But instead of returning the company's profits to its marketing department or updating Liggett's plants, LeBow used the profits to finance its other interests; trading-card companies and Western Union, the wire service.

               By 1993, that strategy began to hurt Liggett, Philip Morris Cos. and R.J. Reynolds Tobacco Co. began a price war that severely eroded the value-brand market.

               Liggett, after commanding a 3.4 percent share of the domestic cigarette market in 1990, had only a 2.4 percent share at the end of 1993, according to Maxwell.

               The company had about 1,700 employees in 1990. It began cutting jobs and other costs in the spring of 1993. Employees, some of whom had worked 30 years for the company were let go or had their schedules cut by 20 percent. In May of that year, Liggett sent people home for two weeks without pay.

               Brad Brooks, an analyst with Dabney Resnick Investment Management in Beverly Hills, Calif., said that Liggett's problems started when Lebow combined the company with Western Union Telegraph Co. in 1988.

               "Liggett financed Western Union," he said. "The way Liggett shareholders saw it, well, LeBow wasn't exactly loved."

               Liggett shareholders sued LeBow. They said that he was spending too much on his personal life; a $1.5 million salary, planes, expensive parties and a boat modeled after Queen Victoria's private yacht. The suit was eventually settled out of court, Brooks said, but it left a bade taste in Liggett shareholders' mouths.

               "We don't run the stuff that they have at Philip Morris in Concord." Mack said.

               Now LeBow has turned his attention to R.J. Reynolds Tobacco Co. He began his quest to control Reynolds, the No. 2 U.S. tobacco company, in the summer.

               LeBow met with RJR Nabisco executives at their corporate headquarters in New York. From there, accounts differ about what was offered. LeBow said he asked for an immediate and complete spinoff of Nabisco.

               RJR Nabisco executives including James W. Johnston, a vice chairman, say that LeBow offered to sell Liggett to Reynolds.

               "He came to us wanting to merge Liggett into RJR at a higher, inflated value," Johnston said. "The question is, isn't there some price you would take it? And the answer is yes, if they gave it to us, we'd take it."

               Maxwell said that a combination of the companies would have every advantage to Liggett and little advantage to Reynolds. "He has nothing to offer Reynolds; they don't need him." Maxwell said.

               Meanwhile, Liggett's plants in Durham are slow and poorly maintained. David Durkee, a vice president with the Bakery, Confectionary and Tobacco Workers Union in Kensington, Md., said that the plant in Durham has failed to undergo any extensive modernization since LeBow took over 10 years ago.

               "It's has become an antiquated plant," Durkee said "They've put nothing back into it.

               Mack said that the company blamed job cuts in 1993 on production lines that eliminated manpower. Still, many workers use old machinery from the pre-LeBow era.

               Union officials also acknowledge that Liggett under LeBow has been a difficult place to win benefits. Aside from mass job cuts, Liggett production workers earn between $11 and $20 an hour, far below the industry average of $23.50 an hour, according to the U.S. Bureau of Labor Statistics.

               Bob Curtis, the BCT representative who negotiated the last union contract at Liggett, said that Liggett management has little to work with at the negotiating table.

               "When you deal with Liggett, its like dealing with any other tobacco company except with one difference: They don't have any money," Curtis said.

               Mack and the union's 375 members are in the middle of a three-year contract. Curtis said that the contract is no guarantee the business will not shut down, leaving everyone out of work."

               The company's accounting department is finding it hard to fend off creditors. Mack said.

               "We're still alive," he said "There's a whole lot of uncertainties and concerns. We just don't know, and from what I can tell, management feels the same way.

==============================================================================

Barron's April 8, 1996

[Picture of Bennett LeBow]                  [Picture of RJR Nabisco           [Picture of Brooke Group
                                            Holdings Corp. Advertisement      Ltd. Advertisement dated
                                            dated March 27, 1996]             April 3, 1996]


                     What Burns Holes In LeBow's Pockets?

                       The man who would be King at RJR


By Jonathan R. Laing o The voice crackles with an excitement that's only accentuated by the scratchy connection from a car phone. "We've got a great message that institutional investors are really starting to turn on to," gushes Bennett S. LeBow, the one-time tanktown takeover artist who's now in the biggest battle of his life and clearly relishing it. "I'm an experienced fighter, and come April 17, I think a lot of people are going to get the surprise of their life."

         That's the day, of course, he hopes to oust the board of giant RJR Nabisco Holdings at the company's annual meeting and install himself and his hand-picked slate of nine others as directors. LeBow is merely the latest barbarian at the gate of this once venerable tobacco and food concern. But his platform of breaking up the company to unlock value has seductive appeal to shareholders who've been saddled with years of disappointing earnings and slack stock performance following Kohlberg Kravis Roberts's $29 billion leveraged buyout of the firm in 1989.

         LeBow's plan calls for RJR to immediately spin off to current shareholders the 81% stake it still holds in the Nabisco food operation.
Then, LeBow figures, the food company's stock, freed of the immense litigation risks facing Reynolds and other tobacco companies, would bolt upward.

         But it's difficult to imagine a more unlikely champion of shareholder value. Over the years, LeBow himself has proven a less-than-adept corporate manager. Two of his major corporate acquisitions of the mid-'Eighties, the computer concern MAI Systems and Western Union, ended up filing for Chapter 11 bankruptcy protection in 1993 while still under his tutelage. Heavy losses were inflicted on shareholders. LeBow denies any responsibility for this sad pass. He claims both MAI and Western Union were troubled, high-risk companies that he was, unfortunately, unable to save.

         His current publicly traded company, Brooke Group Ltd., is hardly in the pink of health. This despite the fact that Brooke's stock rocketed from $4 a share to 14 in a matter of weeks last fall, after LeBow first announced his campaign to bust up RJR. The stock currently trades at around 9.
Brooke's major operating unit, Liggett, is in free fall as a result of its shrinking share of the U.S. cigarette business. Liggett now holds about 2% of the market, and it is plagued by declining volume, poor distribution, a loss of pricing power for its important discount brands and antiquated plant and equipment.

         Meanwhile, the parent company Brooke is asphyxiating on some $400 million in consolidated debt that recently had to be restructured. As of last Sept. 30, Brooke boasted a negative net worth of more than $325 million. And that number is likely to grow. In a notification of late filing last week, Brooke reported that it expects to post a net loss of $32 million for 1995. With performance like this, Brooke has another shot at being Fortune magazine's "Least Admired" company in the U.S., an accolade it last won in 1994.

         The deplorable operating results of LeBow-controlled companies never stopped him from enriching himself at the expense of fellow investors. Over the years he has feasted royally even as his companies hemorrhaged red ink. His combined annual compensation at Brooke and its various units exceeds $2 million. He also has never been averse to making sweetheart deals between his public companies and the private entities he controls. Brooke, for example, spent some $10 million in 1992 to buy LeBow's management company, which had been earning fancy fees for managing Brooke and its various subsidiaries. LeBow also benefitted from having Brooke buy back shares from him in a deal that was not offered to other shareholders. In a sense, LeBow greenmailed his own company.

         And, when it comes to maneuvering in bankruptcy court, few financiers shake and bake with the agility of LeBow. Though a minority shareholder of Western Union, or New Valley, as the company was renamed in 1991, LeBow wound up maintaining control of the company when it shocked the investment world by emerging from bankruptcy in 1995 with a cash kitty of $300 million after paying off all of its creditors. An unexpected windfall from the sale of New Valley's funds-transfer business had made a minor bonanza out of what was expected to be a lugubrious court-ordered liquidation in which creditors and shareholders would be hosed.

         Other equity holders cried foul and sued, charging that LeBow and Brooke had manipulated the bankruptcy process to their own benefit. But to no avail. Today, LeBow uses New Valley as his personal investment arm despite the fact that Brooke owns but 42% of the company's common.

Lavish Lifestyle

         Lastly, LeBow has few qualms about using his debt-laden companies as personal banks for streams of loans to finance his lavish lifestyle of multiple homes and occasional hijinks. He outdid himself in 1989 when he chartered a plane to fly 150 friends to a $3 million party in London to christen his private yacht, which was modeled on one built for Queen Victoria. LeBow's guests reportedly were put up at Claridge's Hotel and were met at the harbor by a uniformed marching band.

         At one point, LeBow's borrowing got so out of control that Brooke shareholders successfully sued to force LeBow to pay back some $16 million in outstanding loans, waive his right to $6.25 million in preferred dividends and limit increases on his annual salary for the next four years.

         LeBow remains unrepentant. As he told Barron's last week, "The point to remember is that I would have paid every dime of the loans with contracted interest anyway. The lawsuit just accelerated the payback. Look, those were the swinging 'Eighties when everybody was living high. And by the way, you should know that RJR Chairman Mike Harper took some $40 million from the company last year, if you add up his salary, incentive compensation, bonuses, and other benefits. We'll fax you the numbers."

         Of course, LeBow was stretching the truth a tad in his spirited rejoinder. The loans he was forced to repay all occurred in the Calvinist 'Nineties rather than the spendthrift 'Eighties. And the proffered fax on Harper's compensation got to the magic $40 million level only by lumping together two and a half years of Harper's salary, bonuses, option awards, insurance benefits and perks. Clearly, all is fair in love and takeover battles.

         LeBow's career of self-dealing has clearly paid off. His nearly 60% interest in Brooke alone has a current market value of more than $90 million.

         Characteristically, he's mounting his epic proxy battle for control of multibillion-dollar RJR on the cheap. His partner in the effort, long-time raider, Carl Icahn, put up some $350 million of the $500 million the pair used to accumulate its 18-million-share, or 6.6% position in RJR's common. LeBow's contribution consists of $80 million supplied by New Valley -- seemingly his sole remaining source of corporate liquidity -- leveraged with some $70 million in margin debt. Both Icahn and LeBow are slightly underwater on their positions, based on RJR's recent trading level of around 31.

         Yet the proxy fight being mounted by LeBow and Brooke can't be dismissed out of hand. Certainly RJR is taking the effort seriously, firing volley after volley of full-page ads in the New York Times and The Wall Street Journal trumpeting various claims depredations of "LeBow-LeBogus" or "LeBow - LeBankrupt" and carpet-bombing its shareholders with all manner of anti-LeBow propaganda.

         In February, the LeBow team shocked RJR by winning a consent solicitation of the company's shareholders in which more than half of RJR's outstanding shares voted in favor of nonbinding resolution that the food unit should be immediately spun off. "Its the first time any Fortune 1000 company has ever lost such a solicitation," LeBow crowed to Barron's.

         Perhaps even more worrisome from RJR's standpoint, Brooke also won a binding bylaw change that would allow any RJR shareholder to call a special shareholder meeting with the backing of just 25% of RJR's outstanding shares. This means that LeBow and Brooke can continue to push for changes in the composition of the RJR board and the like, even if they lose the proxy fight at the April 17 annual meeting. And they would no longer need a majority of the shares outstanding to pass new resolutions, as is needed in consent solicitations. Just a majority of the shares present and voting would suffice.

         Moreover, last month LeBow thought he'd pulled off a considerable coup that would virtually insure a Brooke victory in the proxy battle. Breaking with previously sacrosanct tobacco-industry practice, LeBow's Liggett settled a clutch of major outstanding tobacco liability suits. The bucks involved were small, some 12% a year of Liggett's anemic pre-tax income, but the symbolism of the act was huge.

         LeBow, of course, extracted a key concession from the plaintiffs' lawyers. They agreed that if LeBow were to win the proxy fight, they would allow the bust-up of RJR and the spinoff of the food unit to proceed without tying the deal up in court. Thus RJR could no longer claim that any spinoff would automatically trigger suits from plaintiffs' lawyers.

         LeBow badly miscalculated, however. News of the Liggett settlement sent RJR and the other tobacco stocks careering lower. Industry giant Philip Morris slipped more than 10% in a matter of days, helping vaporize more than $10 billion in the tobacco industry's stock value. Investors panicked at the thought that Liggett's deal would, in the words of leading cigarette analyst Gary Black of Sanford Bernstein, "unleash a new flood of litigation." And who knew what damaging industry memos would surface now that Liggett was consorting with the enemy?

         As a result, LeBow has likely cost Brooke victory in the proxy fight by alienating a number of large institutional shareholders in RJR who has backed Brooke's February consent solicitation. At least that's what Black and other analysts are hearing in their independent soundings of institutions. The doors at Fidelity and other major institutions are no longer open to LeBow, though he denies this in the case.

         It's doubtful that LeBow would win the proxy fight anyway. For it's one thing to use LeBow to send a message to RJR management and quite another to actually hand over control of a major company to someone with as tainted a reputation as his. RJR's huge cash flow might prove too tempting.

         RJR officials argue persuasively that LeBow has a hidden agenda in trying to take over RJR. They say his real intent is to unload the ailing Liggett on RJR at a fancy price.

         There's plenty of evidence to back this contention. LeBow concedes that he began his saber-rattling at RJR only late last summer after the company spurned his proposal to merge Liggett into RJR's tobacco company for a price nearly four times what RJR considered Liggett's fair market value. So much for boosting RJR's shareholder value. Likewise, the briefing books that various Brooke nominees for RJR directorships received last December included financial tables assuming the two tobacco operations would be merged.

         If Brooke fails in its efforts to dump Liggett on RJR, which now seems likely, its business could continue to deteriorate and it, too, could someday join that long list of companies that LeBow has driven into bankruptcy court. That's what several sophisticated short-sellers are betting.

         But any setback for LeBow would only be temporary, one suspects. For in bankruptcy court he would have his fellow Brooke investors and creditors just where he wants them.